EXHIBIT 7
                                     FORM OF
           CERTIFICATE OF DESIGNATIONS OF SERIES B PREFERRED STOCK

                              GENERAL DEVICES, INC.
             CERTIFICATE OF DESIGNATIONS OF SERIES B PREFERRED STOCK

            General Devices, Inc., a Delaware company (the "COMPANY"),    hereby
certifies that the following  resolution has been duly adopted by the   board of
directors of the Company:

            RESOLVED, that pursuant to the authority granted to  and  vested  in the board of directors of the Company (the "BOARD") by the provisions of the certificate of in Company of the Company, there is created a series of preferred stock, par value $0.0001 per share, and that the voting powers, designation and number of shares thereof and the powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

      1. DESIGNATION AND NUMBER; RANK; PROHIBITED PAYMENTS.

          (a) The shares of this series shall be designated as Series B Preferred Stock. The number of shares initially constituting the Series B Preferred Stock shall be 15,780,160, which number may, subject to any consent right of the holders of any capital stock of the Company, be increased or decreased by the Board; provided, however, that such number may not be decreased below the number of the then outstanding shares of Series B Preferred Stock.

          (b) The Series B Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up, rank:

               (i) junior to all classes and series of any hereafter authorized capital stock of the Company ranking senior (as to dividend rights, redemption rights and rights upon liquidation, dissolution or winding
          up) to the Series B Preferred Stock ("SENIOR STOCK");

               (ii) pari passu with all classes and series of any now or hereafter authorized capital stock of the Company ranking on a par (as to dividend rights, redemption rights and rights upon liquidation, dissolution or winding up) with the Series B Preferred Stock ("PARITY STOCK"), including, but not limited to, the Company's Series A Preferred Stock (the "SERIES A PREFERRED STOCK"); and

               (iii) senior to all classes and series of any now or hereafter authorized capital stock of the Company ranking junior (as to dividend rights, redemption rights and rights upon liquidation, dissolution or winding up) to the Series B Preferred Stock, including, without limitation, any class of the Company's common stock, par value $0.0001 per share ("COMMON STOCK") (such classes and series are referred to as "JUNIOR STOCK").


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      2. DIVIDENDS.

          (a) The holders of shares of Series B Preferred Stock shall be entitled to receive preferential dividends at an annual rate equal to six percent (6%) per annum times the Original Issue Price (as defined below) for each share of Series B Preferred Stock held by such holders, and such dividends shall be payable in cash to the holders of record at the close of business on each March 15 and September 15 of each year. Dividends on shares of the Series B Preferred Stock shall accumulate on a daily basis from the date on which such shares are issued and, to the extent they are not paid in cash when due, shall compound on a semi-annual basis on each March 15 and September 15 of each year, whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared.

          (b) Upon conversion of any share of Series B Preferred Stock into Common Stock pursuant to Section 4, the holder of such Series B Preferred Stock shall be entitled to receive payment of all accrued and unpaid dividends thereon, at the option of the holder thereof, (i) in cash or (ii) in the form of such number of additional shares of Common Stock equal to
     (x) the amount of such accrued and unpaid dividends, divided by (y) the then applicable Series B Conversion Price.

          (c) In no event may any dividends be paid on the Series B Preferred Stock unless, at the time of such payment, any and all dividends then accrued and payable on the shares of any Senior Stock shall have been paid in full. If dividends are paid on the shares of Series B Preferred Stock and shares of Parity Stock in an amount less than the total amount of such dividends at the time accrued and payable on all of such shares, such dividends shall be allocated pro rata (in proportion to the respective amounts due with respect thereto) among all such shares of Series B Preferred Stock and shares of Parity Stock at the time outstanding based on the amount of dividends then due with respect to each such share. In no event may any dividends be paid on any Junior Stock unless, at the time of such payment, any and all dividends then accrued and payable on the shares of the Series B Preferred Stock have been paid in full.

      3. PREFERENCE ON LIQUIDATION.

          (a) Upon the liquidation or dissolution of the Company ("LIQUIDATION EVENT"), the holders of Series B Preferred Stock shall be entitled to receive out of the Company's assets, for each share of Series B Preferred Stock outstanding at the time thereof, distributions in the amount of $0.31755 (subject to adjustment from time to time as a result of a stock split, stock combination or any other similar event affecting the outstanding number of shares of Series B Preferred Stock) (as adjusted from time to time, the "ORIGINAL ISSUE PRICE") plus an amount equal to all accumulated but unpaid dividends thereon, whether or not declared (the Original Issue Price together with such dividends, the "LIQUIDATION PREFERENCE").

          (b) Distributions of the Company's cash, securities and other assets pursuant to this Section 3 shall be made to the holders of shares of Series B Preferred Stock and all

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     other Parity Stock in  proportion to the total amounts to which the holders of all shares of Series B Preferred Stock and all other Parity Stock are entitled upon a Liquidation Event.

          (c) No payment or distribution shall be made in respect of any shares of Series B Preferred Stock pursuant to Section 3(a) unless, at the time of such distribution, all amounts due in respect of any shares of Senior Stock have been paid in full.

          (d) No payment or distribution shall be made in respect of any shares of Junior Stock unless, at the time of such distribution, the holders of shares of Series B Preferred Stock shall have received the Liquidation Preference with respect to each share.

          (e) Upon the payment in full of all amounts due to a holder of Series B Preferred Stock pursuant to this Section 3, such holder shall not be entitled to any further participation in the assets of the Company.

      4. CONVERSION.

            4.1   RIGHT TO CONVERT.

          (a) Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof upon exercise in accordance with Section 4.1(b), without the payment of additional consideration, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price by the Series B Conversion Price (as defined below) in effect at the time of conversion. The "SERIES B CONVERSION PRICE" shall initially be equal to $0.31755. Such initial Series B Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

          (b) A record holder of shares of Series B Preferred Stock may effect the optional conversion thereof in accordance with Section 4.1(a) by making a written demand for such conversion (a "SERIES B CONVERSION DEMAND") upon the Company at its principal executive offices that sets forth (i) the number of shares of Series B Preferred Stock to be converted; and (ii) the proposed date of such conversion, which shall be a Business Day not less than 5 Business Days after the date of such Series B Conversion Demand (the "SERIES B CONVERSION DATE"). The Series B Conversion Demand shall be accompanied by the certificate representing such shares or, if such certificate has been lost or stolen, a lost stock certificate affidavit and indemnification agreement in form and substance satisfactory to the Company and, if the Company shall so request, evidence that such holder shall have posted a bond satisfactory to the Company. As soon as practicable after the Series B Conversion Date, the Company shall issue and deliver to such holder a certificate for the number of shares of Common Stock issuable upon such conversion in accordance with the provisions hereof (rounded down to the nearest whole share). Upon surrender of a certificate representing Series B Preferred Stock to be converted in part, the Company shall after the Series B Conversion Date issue a certificate representing the number of full shares of Series B Preferred Stock not so converted.


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          (c) All outstanding shares of Series B Preferred Stock to be converted pursuant to the Series B Conversion Demand shall, on the Series B Conversion Date, be converted into Common Stock for all purposes. On and after the Series B Conversion Date, (i) no such shares of Series B Preferred Stock shall be deemed to be outstanding or be transferable on the books of the Company or the stock transfer agent, if any, for such shares of Series B Preferred Stock, and (ii) the holder of such shares, as such, shall not be entitled to receive any dividends or other distributions, to receive notices or to vote such shares or to exercise or to enjoy any other powers, preferences or rights in respect thereof, other than the right, upon surrender of the certificate representing such shares, to receive a certificate for the number of shares of Common Stock into which such shares shall have been converted.


            4.2   ADJUSTMENTS TO SERIES B CONVERSION PRICE.

            (a) DEFINITIONS. For the purposes of this Section 4, the following terms shall have the following meanings ascribed thereto:

               (i) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued (or deemed to be issued pursuant to clause (b) below) by the Company after the Initial Issuance Date, but shall not include up to 4,211,799 shares of Common Stock issuable upon exercise of options granted by the Company pursuant to a statutory employee option plan approved in accordance with Section 6 below.

               (ii) "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

               (iii) "OPTION" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, but shall not include options to purchase up to 4,211,799 shares of Common Stock granted by the Company pursuant to a statutory employee option plan approved in accordance with Section 6 below.

            (b) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK.

               (i) If the Company at any time or from time to time after the date of the initial issuance of shares of Series B Preferred Stock (the "INITIAL ISSUANCE DATE") shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common

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          Stock  issued  as of the time of such  issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

               (ii) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series B Conversion Price pursuant to the terms of Section 4.2(c) below, are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Series B Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series B Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (ii) shall have the effect of increasing the Series B Conversion Price to an amount which exceeds the lower of (i) the Series B Conversion Price on the original adjustment date, or (ii) the Series B Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

               (iii) If the terms of any Option or Convertible Security, the issuance of which did not result in an adjustment to the Series B Conversion Price pursuant to the terms of Section 4.2(c) below (either because the consideration per share of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series B Conversion Price then in effect, or because such Option or Convertible Security was issued before the Initial Issuance Date), are revised after the Initial Issuance Date (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or
          (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto shall be deemed to have been issued effective upon such increase or decrease becoming effective.

               (iv) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series B Conversion Price pursuant to the terms of Section 4.2(c) below, the Series B Conversion Price shall be readjusted to such Series B Conversion Price as would have obtained had such Option or Convertible Security never been issued.


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     (c)  ADJUSTMENT  OF SERIES B CONVERSION  PRICE UPON  ISSUANCE OF ADDITIONAL
SHARES OF COMMON STOCK. In the event the Company shall at any time after the Initial Issuance Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4.2(b)), without consideration or for a consideration per share less than the applicable Series B Conversion Price in effect immediately prior to such issue, then the Series B Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

                          CP2 = CP1 * (A + B) / (A + C)

            For purposes of the foregoing formula, the following definitions shall apply:

                 (A) "CP2" shall mean the Series B Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

                 (B) "CP1" shall mean the Series B Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

                  C) "A" shall mean the number of shares of Common Stock outstanding and deemed outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion of Convertible Securities (including the Series B Preferred Stock) outstanding immediately prior to such issue);

                  (D) "B" shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

                  (E) "C" shall mean the number of such Additional Shares of Common Stock issued in such transaction.

          (d) DETERMINATION OF CONSIDERATION. For purposes of this Section 4.2, the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

                  (i) CASH AND PROPERTY: Such consideration shall:

                        (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest;

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                        (B)   insofar   as   it  consists of property other than
                              cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

                        (C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in CLAUSES (I) and (II) above, as determined in good faith by the Board.

                  (ii) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4.2(b), relating to Options and Convertible Securities, shall be determined by dividing:

                    (A) the total amount,  if any, received or receivable by the
               Company  as  consideration  for  the  issue  of such  Options  or
               Convertible  Securities,  plus the  minimum  aggregate  amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                    (B) the  maximum  number of  shares of Common  Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

          (e) MULTIPLE CLOSING DATES. In the event the Company shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series B Conversion Price pursuant to the terms of
     Section 4.2(c) above then, upon the final such issuance, the Series B Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without additional giving effect to any adjustments as a result of any subsequent issuances within such period).

          (f) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the Initial Issuance Date effect a subdivision of the outstanding Common Stock without a comparable subdivision of the Series B Preferred Stock or combine the outstanding shares of Series B Preferred Stock without a comparable combination of the Common Stock, the Series B Conversion Price in effect

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     immediately before that subdivision or combination shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to
     such  increase  in  the   aggregate   number  of  shares  of  Common  Stock
     outstanding. If the Company shall at any time or from time to time after the Initial Issuance Date combine the outstanding shares of Common Stock without a comparable combination of the Series B Preferred Stock or effect a subdivision of the outstanding shares of Series B Preferred Stock without a comparable subdivision of the Common Stock, the Series B Conversion Price in effect immediately before the combination or subdivision shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common
     Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

          4.3 ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. In the event the Company at any time or from time to time after the Initial Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series B Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series B Conversion Price then in effect by a fraction:

                    (a) the  numerator  of which  shall be the  total  number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                    (b) the  denominator  of which shall be the total  number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

     PROVIDED, HOWEVER, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series B Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and PROVIDED FURTHER, HOWEVER, that no such adjustment shall be made if the holders of Series B Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series B Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.


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          4.4 ADJUSTMENTS FOR OTHER  DIVIDENDS AND  DISTRIBUTIONS.  In the event the Company at any time or from time to time after the Initial Issuance Date shall make or issue, or fix a record date for the determination of holders of capital stock of the Company entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property, then and in each such event the holders of Series B Preferred Stock shall receive, simultaneously with the distribution to the holders of such capital stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

          4.5 ADJUSTMENT FOR MERGER OR REORGANIZATION, ETC. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock (but not the Series B Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4.3 or 4.4), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series B Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of
     Series B Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series B Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

          4.6 CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price pursuant to this SECTION 4, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series B Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of Series B Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth
     (i) the Series B Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series B Preferred Stock.

            4.7   NOTICE OF RECORD DATE.  In the event:

          (a) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

          (b) of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, or any Deemed Liquidation Event; or

          (c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

     then, and in each such case, the Company will send or cause to be sent to the holders of the Series B Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or
     (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series B Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series B Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice. Any notice required by the provisions hereof to be given to a holder of shares of Preferred Stock shall be deemed sent to such holder if deposited in the United States mail, postage prepaid, and addressed to such holder at his, her or its address appearing on the books of the Company.

          4.8 FRACTIONAL SHARES. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any shares of Series B Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion of one or more shares of Series B Preferred Stock shall be paid in cash (computed to the nearest cent) equal to such fraction equal to the fair market value of a share of Common Stock as of the date of such conversion, as reasonably determined by the Company.

          4.9 RESERVED COMMON STOCK. The Company will at all times when any shares of Series B Preferred Stock are outstanding, reserve and keep available out of its authorized but unissued stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock

         4.10  PROVISIONAL CONVERSION AT THE OPTION OF THE CORPORATION.

          (a) The Company may, at its option, cause the conversion of all, but not less than all, of the shares of the Series B Preferred Stock then outstanding into such number of fully paid and nonassessable shares of Common Stock, per share of Series B Preferred Stock so converted, as is determined by dividing the Original Issue Price by the Series B Conversion Price in effect at the time of conversion, if (x) the Closing Price (as defined below) of the Common Stock has exceeded 400% of the then effective Series B Conversion Price for at least 20 Trading Days (as defined below) within a period of 30 consecutive Trading Days ending on the Trading Day prior to the date on which the Company notifies the holders of the Series B Preferred Stock (pursuant to Section 4.10(b) below) that it is exercising its option to cause the conversion of the Series B Preferred Stock pursuant to this Section 4.10 (the "PROVISIONAL CONVERSION NOTICE DATE") and (y) the actual average daily trading volume of the Common Stock, on the Over-The-Counter Bulletin Board or any other stock quotation system or exchange upon which the Common Stock is listed, during the 30 consecutive Trading Day period referred to in clause (x) above is at least 100,000 shares of Common Stock (subject to adjustment from time to time as a result of a stock split, stock combination or any other similar event affecting the outstanding number of shares of Common Stock).

          (b) In order for the Company to exercise its rights to cause the conversion of all of the Series B Preferred Stock pursuant to this Section 4.10, a written notice (the "PROVISIONAL CONVERSION NOTICE") shall be sent by or on behalf of the Company, by first class mail, postage prepaid, to the holders of record of the Series B Preferred Stock as they appear on the stock register of the Company on the Provisional Conversion Notice Date notifying such holders of the election of the Company to cause the conversion of all of the Series B Preferred Stock and of the Provisional Conversion Date (as defined below), which date shall not be less than 5 days nor be more than 10 days after the Provisional Conversion Notice Date.

          (c) If a Provisional Conversion Notice shall have been given as hereinbefore provided, then each holder of the Series B Preferred Stock shall be entitled to all preferences and relative, participating, optional and other special rights accorded by this certificate until and including the Provisional Conversion Date. From and after the Provisional Conversion Date, upon delivery by the Company of the Common Stock issuable upon conversion of the Series B Preferred Stock, together with payment in full of all accrued and unpaid dividends thereon as provided in Section 2(b), the Series B Preferred Stock shall no longer be deemed to be outstanding, and all rights of the holders of such Series B Preferred Stock (in their capacity as holders of Series B Preferred Stock) shall cease and terminate.

            (d) For purpose of this Section 4.10, following definitions shall apply:

               (i) "CLOSING PRICE" means, on any date of determination, the closing price (or, if no closing price is reported, the last reported sale price) per share reported by the Over-The-Counter Bulletin Board or any other stock quotation system or exchange upon which the Common Stock is listed.

                    (ii) "PROVISIONAL  CONVERSION DATE" means the date fixed for conversion of shares of Series B Preferred Stock pursuant to this
               Section 4.10.

                    (iii)  "TRADING  DAY" means a day on which the Common  Stock
               (i) is not suspended from trading on the Over-The-Counter Bulletin Board or any other stock quotation system or exchange upon which the Common Stock is listed and (ii) has traded at least once on the Over-The-Counter Bulletin Board or any other stock quotation system or exchange upon which the Common Stock is listed.

     5. REACQUIRED SHARES. Any shares of Series B Preferred Stock converted, exchanged, redeemed, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares of Series B Preferred Stock shall upon their cancellation become authorized but unissued shares of the Company's preferred stock, par value $0.0001 per share, and, upon the filing of an appropriate Certificate of Designation with the Secretary of State of the State of Delaware, may be reissued as part of another class or series of the Company's preferred stock, par value $0.0001 per share, including, without limitation, Series B Preferred Stock, all subject to the conditions or restrictions on issuance set forth herein.

      6. VOTING RIGHTS.

     (a) Each share of Series B Preferred Stock shall entitle the holder thereof to vote, in person, by proxy or at a special or annual meeting of the stockholders of the Company, on all matters voted on by holders of Common Stock, voting together as a single class with the holders of the Common Stock and all other shares entitled to vote thereon as a single class with the Common Stock. With respect to any such matters as to which holders of the Series B Preferred Stock shall be entitled to vote, each issued and outstanding share of Series B Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock issuable upon conversion thereof.

    (b) The Company shall not, without the prior affirmative vote or written consent of the Requisite Preferred Majority (as defined below):

               (i) adversely alter or change, or engage in any action that would result in any adverse alteration of or change to, the rights, preferences or privileges of the Series A Preferred Stock or the Series B Preferred Stock;

               (ii) increase the authorized number of shares of the Series A Preferred Stock or the Series B Preferred Stock;

               (iii) create, authorize, sell or issue any new class or series of the Company's capital stock or any bonds, notes or other obligations convertible into, exchangeable for or having option rights to purchase shares of such new class or series or reclassify any class or series of the Company's capital stock;

              (iv) increase the authorized number of members of the Board;

               (v) amend or repeal any  provision  of, or add any  provision to,
          the  Company's   certificate   of   incorporation,   certificates   of
          designations or bylaws (in any such case, whether by merger, consolidation or otherwise) in a manner that adversely affects the rights of the Series A Preferred Stock, the Series B Preferred Stock or the holders thereof;

               (vi) pay or set aside funds for the payment of any dividends or make any distributions on any of the Company's capital stock (other than the Series A Preferred Stock or the Series B Preferred Stock);

               (vii) engage, or permit any of its subsidiaries to engage, in any
          transaction   with  an   affiliate  of  the  Company  or  any  of  its
          subsidiaries, or an affiliate of any such person;

               (viii) make, or permit any of its subsidiaries to make, any material change, directly or indirectly, in the nature of the Company's or such subsidiary's business;

               (ix) incur or become liable for, or permit any of its subsidiaries to incur or become liable for, through guarantees or otherwise, directly or indirectly, any indebtedness in excess of $5 million in the aggregate at any one time outstanding (calculated on a consolidated basis for the Company and its subsidiaries);

               (x) for so long as the outstanding shares of Series A Preferred Stock and Series B Preferred Stock shall collectively represent 5% of the outstanding shares of capital stock of the Company or any successor entity thereto (calculated on a fully diluted basis), engage, or permit any of its subsidiaries to engage, in any merger, consolidation, acquisition, recapitalization, joint venture or partnership;

               (xi) directly or indirectly dispose of all of the equity interests in any of its direct or indirect subsidiaries or directly or indirectly dispose of all or substantially all of the assets of the Company or any of its direct or indirect subsidiaries;

               (xii) authorize, approve or implement any employee option plan or similar employee equity program (it being understood that (x) the Company contemplates authorizing a 2005 Management Stock Option Plan providing for the issuance of options for up to 4,211,799 shares of Common Stock and (y) the Requisite Preferred Majority shall have the right to approve the form and substance of such 2005 Management Stock Option Plan pursuant to this CLAUSE (XII));

               (xiii) permit any of its subsidiaries to issue any of its capital stock or other equity securities to any person or entity other than the Company or any of the Company's wholly-owned subsidiaries or otherwise engage in any transaction, or permit any of its subsidiaries to engage in any transaction, which results in the Company ceasing to directly or indirectly own 100% of the issued and outstanding capital stock and other equity securities of Aduromed Corporation or any other direct or indirect subsidiary of the Company; or

               (xiv) enter into, or permit any of its subsidiaries to enter into, any contract or other agreement to consummate any of the foregoing.

            (c) For the purposes hereof, the term "REQUISITE PREFERRED MAJORITY" shall mean the holders of more than 50% of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class on an as-converted basis.

     7. NO IMPAIRMENT. The Company will not, through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions hereunder and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights and liquidation preferences granted hereunder of the holders of the Series B Preferred Stock against impairment.

            The Company has caused this Certificate of Designations to be signed as of this __ day of [____________], 200__.

                                          GENERAL DEVICES, INC.


                                          By:___________________________
                                                Name:
                                                Title: